Exhibit 10.28

SECOND AMENDMENT TO GROUND LEASE

THIS SECOND AMENDMENT TO GROUND LEASE (this “Amendment”) is made and entered into this 31st day of January, 2008 (the “Effective Date”), by and between CROTCHED MOUNTAIN PROPERTIES, L.L.C., a New Hampshire limited liability company (“Landlord”), and S N H DEVELOPMENT, INC., a Missouri corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Ground Lease dated May 27, 2003, for the lease of the property therein described (the “Premises”), as evidenced by that certain Notice of Lease recorded in the Hillsborough County Registry of Deeds at Book 6958, Page 208 and amended by that certain First Amendment to Ground Lease dated as of April 3, 20Q4, as evidenced by that certain Amended Notice of Lease recorded in the Hillsborough County Registry of Deeds at Book 7220, Page 498 (as amended, the “Ground Lease”).

B. At the request of Tenant, EPT Crotched Mountain, Inc., a Missouri corporation (“EPT”), has agreed to purchase from Donald H. Hardwick, Sr. and Terry D. Schnare, all the membership interests in and to Landlord (collectively, “Seller”), pursuant to a Membership Purchase Agreement of even date herewith (the “Purchase Agreement”), and Seller has agreed to sell to EPT all of their right, title and interest in and to Landlord.

C. As a material inducement to EPT to enter into the Purchase and Agreement and consummate the transactions contemplated thereunder, the parties have agreed to enter into this Amendment and Peak Resorts, Inc., a Missouri corporation, has agreed to executed and deliver to Landlord a Guaranty dated of even date herewith, guaranteeing all of Tenant’s obligations under the Ground Lease.

NOW, THEREFORE, in consideration of the above recitals, the terms, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1. Incorporation of Recitals. The foregoing recitals are hereby incorporated by reference.

2. Capitalized Terms. All capitalized terms referred to but not otherwise defined herein shall have the meaning assigned to them in the Ground Lease.

3. Annual Rent. Effective from and after February 1, 2008, and throughout the Lease Term, Tenant shall pay Landlord Annual Rent, in an amount, per annum, equal to $37,380.38 through and including January 1, 2009. During each subsequent Lease Year (including any Option Period, if exercised) the Annual Rent shall increase by an amount equal to the lesser of (a) 1.5% multiplied by the Annual Rent for the previous Lease Year or (b) the percentage increase in the CPI between the CPI in effect during the first month of the Lease Year immediately preceding the then applicable Lease Year and the first month of the then applicable Lease Year.

(a) The term “Lease Year” as used in herein shall mean a period of 12 full calendar months. The first Lease Year shall begin on February 1, 2008. Each succeeding Lease Year shall commence on the anniversary of the first Lease Year.

(b) “CPI” shall mean the Consumer Price Index for all Urban Consumers, U.S. City Average, published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982-84=100), or any successor index thereto.

4. Monthly Payment of Rent. From and after February 1, 2008, Tenant shall pay Landlord, during the term of the Lease, the Annual Rent in equal monthly installments on or before the first day of each calendar month, in advance during such Lease Year. If the Annual Fixed Rent is payable for a fraction of a month, the amount payable shall be a pro rata share of a full month’s rent. The Annual Fixed Rent shall be prorated for any partial Lease Year. All payments of Annual Rent, Additional Rent, and any other charges due to Landlord shall sent to the following address:

Crotched Mountain Properties, L.L.C.
c/o Entertainment Properties Trust
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108
Attn: Asset Management

All other terms and conditions regarding Annual Rent remain unchanged.

5. Purchase Agreement Indemnity. Tenant shall indemnify and hold harmless Landlord, at all times from and after the Effective Date, against and in respect of any damages, including without limitation professional costs of defense and attorneys’ fees, arising from or relating to (a) any breach of any of the representations or warranties made by Seller in the Purchase Agreement; (b) any breach of the covenants and agreements made by Seller under the Purchase Agreement; and (c) any damage to Landlord resulting from the litigation described on Schedule 1 attached hereto.

6. Indemnity. Tenant hereby agrees to indemnify and defend, at its sole cost and expense, and hold EPT, its successors and assigns, harmless from and against and to reimburse EPT and Landlord with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and court costs) actually incurred of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by EPT and Landlord at any time and from time to time by reason of or arising out of (a) the breach of any representation or warranty of Tenant set forth in Section 6 of this Amendment; (b) the failure of Tenant, in whole or in part, to perform any obligation required to be performed by Tenant pursuant to the Ground Lease or Promissory Note (as defined below); or (c) the ownership, construction, occupancy, operation, use and maintenance by Tenant or its agents of the Premises prior to the Effective Date. This indemnity applies, without limitation, to the violation on or before the Effective Date of any governmental laws or regulations in effect on or before the Effective Date and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Effective Date (including, without limitation, the presence on the Premises or release from the Premises of Hazardous Materials disposed of or otherwise released prior to the Effective Date), regardless of whether the act, omission, event or circumstance constituted a violation of any applicable governmental laws or regulations at the time of its existence or occurrence. The provisions of this Section shall survive the closing of the purchase and sale transaction of the Purchase Agreement and shall continue thereafter in full force and effect for the benefit of EPT and Landlord, its successors and assigns. Notwithstanding any provision of this Amendment to the contrary, Landlord may exercise any right or remedy Landlord may have at law or in equity should Tenant fail to meet, comply with or perform its indemnity obligations required by this Section.

7. Representations and Warranties. To induce EPT to enter into the Purchase Agreement, Tenant represents and warrants to Landlord and EPT as follows:

(a) No written notice has been received from any insurance company that has issued a policy with respect to any portion of the Premises and the improvements located thereon (collectively, the “Property”) or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work and as of the Effective Date no such written notice will have been received which shall not have been cured. No written notice has been received by Tenant from any issuing insurance company that any of such policies will not be renewed, or will be renewed only at a higher premium rate than is presently payable therefor.

(b) All improvements (including all utilities) have been, or as of the Effective Date will be, substantially completed and installed in accordance with the plans and specifications approved by the governmental authorities having jurisdiction to the extent applicable. Permanent certificates of occupancy, all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been, or as of the Effective Date will be, issued for the Improvements and for all operations conducted thereon, and, as of the Effective Date, where required, all of the same will be in full force and effect. The improvements, as designed and constructed, substantially comply or will substantially comply with all statutes, restrictions, regulations and ordinances applicable thereto, including but not limited to the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable.

(c) The existing water, sewer, gas and electricity lines, storm sewer and other utility systems are adequate to serve the current and contemplated utility needs of the Property. All utilities required for the operation of the improvements enter the Premises through adjoining public streets or through adjoining private land in accordance with valid public or private easements. All approvals, licenses and permits required for said utilities have been obtained and are in full force and effect. All of said utilities are installed and operating, or will be, and all installation and connection charges have been or will be paid in full as of the Effective Date.

(d) There are no structural defects in any of the buildings or other improvements constituting the Property. The improvements, all heating, electrical, plumbing and drainage at, or servicing, the Property and all facilities and equipment relating thereto are and, as of the Effective Date, will be in good condition and working order and adequate in quantity and quality for the normal operation of the Property. No part of the Property has been destroyed or damaged by fire or other casualty. There are no unsatisfied written requests for repairs, restorations or alterations with regard to the Property from any person, entity or authority, including but not limited to any lender, insurance provider or governmental authority.

(e) No work has been performed or is in progress at the Property, and no materials will have been delivered to the Property that might provide the basis for a mechanic’s, materialmen’s or other lien against the Property or any portion thereof, and all amounts due for such work and material shall have been paid and all discharged to Purchaser’s satisfaction as of the Effective Date.

8. Default. Tenant shall be in default under the Ground Lease upon the occurrence of any Event of Default under that certain Promissory Note dated as of March 10, 2006, wherein Tenant promises to pay EPT the sum of Eight Million Dollars ($8,000,000.00) together with interest as provided therein.

9. Notices. The Landlord’s notice address in Section 29 is hereby deleted and replaced with the following address to which any notices, demands or other communications to Landlord shall be sent:

Landlord:	Crotched Mountain Properties, L.L.C.
c/o Entertainment Properties Trust
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108
Attn: Asset Management

With copy to:	Crotched Mountain Properties, L.L.C.
c/o Entertainment Properties Trust
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108
Attn: General Counsel

10. Affirmation of Ground Lease. Landlord and Tenant agree that except as specifically modified herein, all the terms and provisions of the Ground Lease are in full force and effect. If and to the extent that there is a conflict between the terms of this Amendment and the terms of the Ground Lease, the terms of this Amendment shall control. All references herein or in the Ground Lease to the “Ground Lease” shall mean and refer to the Ground Lease as amended by this Amendment.

11. Counterparts. This Amendment may be executed at different times and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Amendment. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

12. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

913 Third Party Beneficiary. Landlord and Tenant acknowledge that EPT is an intended third party beneficiary to the Ground Lease and this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first above written.

“Landlord”

CROTCHED MOUNTAIN PROPERTIES, L.L.C.,
a New Hampshire limited liability company

By:	EPT CROTCHED MOUNTAIN, INC.,
a Missouri Corporation

	By:	/s/ Michael L. Hirons
Michael L. Hirons, Vice President

“Tenant”

S N H DEVELOPMENT, INC.,
a Missouri corporation
By:	/s/ Stephen J. Mueller
Stephen J. Mueller, Vice President

SCHEDULE 1

LITIGATION PROCEEDINGS

By a Warranty Deed dated September 2, 2004, Landlord conveyed certain real estate located in the Town of Francestown to Dave J. Blanchette and Tammie J. Blanchette (the “Blanchettes”), which deed is recorded in the Hillsborough County Registry of Deeds, Book 7313, Page 0564 (the “Deed”).

The Deed did not reserve access over the property conveyed to certain septic fields and other improvements located on portions of the real estate covered by the Deed, which are used by Mountainside at Crotched Mountain, an abutting condominium association (the “Association”).

During 2007 the Association sought access to the septic fields and other improvements for necessary repairs and a dispute arose with the Blanchettes regarding access over the property conveyed by the Deed. The Association and the Blanchettes are involved in litigation styled Mountainside at Crotched Mountain v. David and Tammie Blanchette, Hillsborough County North Superior Court (Docket No. ), which is still pending.

At the present time, the title insurance company which issued a title insurance policy in relation to the property sold to the Blanchettes is defending and will be primarily liable for the costs of any resolution of the dispute between the Association and the Blanchettes. It is expected, however, that the title insurance company will seek indemnification against and/or from Landlord, in due course.